RECAP OF ANNUAL MEETING OF SHAREHOLDERS

(Vancouver, BC – October 16, 2009) – USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt:  USF; http://www.usvo.com), announces that at the recent annual meeting of shareholders the following matters were approved by the shareholders:

1.

The election of management’s four nominees as set out in the Proxy Statement; as follows:

Edwin Molina

Anton J. Drescher

Maurice Loverso

Rowland Perkins

2.

The appointment of John A. Braden & Company, LLP as independent auditors of the Company for the ensuing year.

3.

An increase in the authorized capital from 250,000,000 shares of common stock to 500,000,000 shares of common stock.

4.

An amendment of the Articles of Incorporation to reduce the quorum requirements for shareholder meetings to at least 25% of the outstanding shares entitled to vote.

About USA Video Interactive Corp.

USVO Inc., a wholly owned subsidiary of USA Video Interactive Corporation, is a developer and supplier of Internet media delivery services, systems, and innovative end-to-end solutions. USVO developed its MediaSentinel™ digital watermarking technology and its StreamHQ™ architecture to provide a wide range of business customers with value-added media delivery services and piracy protection.  USA Video Technology Corp., a wholly owned subsidiary of USA Video Interactive Corp., holds the pioneering patent for store-and-forward videom filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents.  USVO holds similar patents in Germany, Canada, England, France, Spain and Italy.  For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Suite 3-12, Niantic, Connecticut, 06357  Telephone (860)739-8030 (ext 4) Facsimile (860) 739.8070; Canada Office: # 507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact Edwin Molina (860) 739.8030 ext. 4; contact@usvo.com

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

MediaSentinel™ is a trademark of USA Video Interactive Corp.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

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